Lee Keeling and Associates, Inc.

Petroleum Consultants

TULSA OFFICE	HOUSTON OFFICE
First Place Tower	Kellog Brown and Root Tower
15 East Fifth Street • Suite 3500	601 Jefferson Ave. • Suite 3690
Tulsa, Oklahoma 74103-4350	Houston, Texas 77002-7912
(918) 587-5521 • Fax: (918) 587-2881	(713) 651-8006 • Fax: (281) 754-4934

Exhibit 23.2

Consent of Lee Keeling and Associates, Inc.

We hereby consent to the use of the name Lee Keeling and Associates, Inc., to references to Lee Keeling and Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Rio Vista Energy Partners L.P.” in the sections “Business and Properties — Oklahoma Assets — Drilling Activity,” “Business and Properties — Oil and Gas Data — Proved Reserves,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Selected Financial Data — Summary Reserve and Operating Data,” “Notes to Consolidated Financial Statements — Use of Estimates,” and ''Notes to Consolidated Financial Statements — Supplementary Oil and Gas Data (Unaudited)” of the Penn Octane Corporation Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
April 15, 2008

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